Exhibit 99.2

INLAND RESIDENTIAL PROPERTIES TRUST, INC.

PRO FORMA CONSOLIDATED STATEMENT OF NET ASSETS

On March 29, 2019, Inland Residential Properties Trust, Inc. (the “Company”), through IRESI Frederick Market Square, L.L.C., an indirect wholly owned subsidiary of the Company (the “Retreat Subsidiary”) completed the previously disclosed sale of a 194,732 square foot 206-unit multifamily community located at 300 Cormorant Place, Frederick, Maryland, commonly known as “The Retreat at Market Square” (the “Property”) pursuant to an agreement dated February 12, 2019 (the “Agreement”). The buyers of the Property are 515 Retreat LLC and Retreat Co-Tenant LLC (assignees of the previously disclosed buyer, 515 22nd Street Limited Partnership), unaffiliated third parties. At the closing, the Company received net proceeds of approximately $18.8 million representing the purchase price of $47.0 million, net of closing costs, commissions, and certain prorations and adjustments, and the full repayment of approximately $27.5 million in mortgage debt that encumbered the Property.

The following unaudited pro forma consolidated statement of net assets is presented for illustrative purposes only and is not necessarily indicative of the net assets in liquidation that would have been realized had the Property been disposed of by the Company as of December 31, 2018. The pro forma consolidated statement of net assets (including notes thereto) is qualified in its entirety by reference to and should be read in conjunction with the Company’s historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2018. In the Company’s opinion, all adjustments necessary to reflect the disposition have been made.

The accompanying unaudited pro forma consolidated statement of net assets as of December 31, 2018 (liquidation basis) is presented as if the disposition of the Property had occurred on December 31, 2018.

The accompanying pro forma consolidated statement of net assets is unaudited and is subject to a number of estimates, assumptions, and other uncertainties, and does not purport to be indicative of the actual results of liquidation that would have occurred had the disposition reflected therein in fact occurred on the date specified, nor does such financial statement purport to be indicative of the results of liquidation that may be achieved in the future.

INLAND RESIDENTIAL PROPERTIES TRUST, INC.

CONSOLIDATED STATEMENT OF NET ASSETS

(Liquidation Basis)

December 31, 2018

	Historical	Sale of the Property (A)	Pro Forma
ASSETS
Real estate investments at fair value	$87,000,000	$(47,000,000)	$ 40,000,000
Cash	14,226,863	18,933,970	33,160,833
Total assets	101,226,863	(28,066,030)	73,160,833

LIABILITIES
Mortgages payable	$49,380,000	$(27,450,000)	$ 21,930,000
Due to related parties	5,256,839	-	5,256,839
Transaction costs payable	1,245,970	(820,219)	425,751
Liabilities for estimated costs in excess of estimated receipts during liquidation (B)	373,261	555,112	928,373
Total liabilities	56,256,070	(27,715,107)	28,540,963

Commitments and contingencies

Net assets in liquidation	$44,970,793	$(350,923)	$ 44,619,870

NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF NET ASSETS

December 31, 2018

The unaudited pro forma consolidated statement of net assets has been adjusted as discussed in items below.

(A)	Adjustments have been made for the sale of the Property to unaffiliated third parties for $47,000,000. The Company would have received pro forma net cash proceeds of $18,933,970, after paying off the mortgage loan, prorations, closing costs and other transaction expenses.

(B)	As a result of the pro forma sale as of December 31, 2018, the liabilities for estimated costs in excess of estimated receipts during liquidation would have increased by $555,112.

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